Exhibit 99.1

Caesars Entertainment Operating Company Responds to Meritless Claims by Junior Bondholders

All Businesses Operating Normally

LAS VEGAS, January 12, 2015 — Caesars Entertainment Operating Company, Inc. (“CEOC”), a subsidiary of Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”), today responded to the meritless claims made by certain junior creditors. The involuntary petition is a transparent attempt to thwart a restructuring that has been agreed to by more than two-thirds of CEOC’s first-lien noteholders. The action is designed to injure CEOC while these junior creditors attempt to boost their standing.

CEOC will respond formally to the baseless petition shortly. In the meantime, all business operations will continue normally and without interruption. Further, CEOC plans to proceed toward the implementation of the previously announced restructuring agreement.